SCUNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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[X]	Definitive Information Statement

Sydys Corporation
(Name of Registrant as Specified in its Charter)

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SYDYS CORPORATION

35 East 57th Street, 24th Floor

New York, NY 10022

May 24, 2016

This information statement has been mailed on or about May 24, 2016 to the shareholders of record on May 10, 2016 (the “Record Date”) of Sydys Corporation, a Nevada corporation (the “Company”), in connection with certain actions to be taken by the written consent by shareholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of the Company, dated as of May 10, 2016. The actions to be taken pursuant to the written consent shall be taken on or about June 13, 2016, which is 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY

By Order of the Board of Directors,
By:/s/ Joseph Hernandez
Name: Joseph Hernandez
Its: President and Chief Executive Officer

INFORMATION STATEMENT PURSUANT TO SECTION 14

OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

To: The Stockholders of Sydys Corporation:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of shareholders holding a majority of the voting power of the outstanding shares of Common Stock of the Company dated May 10, 2016, in lieu of a special meeting of the shareholders. Such action will be taken on or about June 13, 2016:

1.	To effect a reverse stock split of all of the outstanding shares of Common Stock of the Company at a ratio of 1 for 7.5 (the “Reverse Split”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company’s authorized capitalization consisted of 120,00,000 shares of common stock, of which 12,000,000 shares were issued and outstanding. Holders of common stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of common stock.

Each share of common stock entitles its holder to one vote on each matter submitted to the shareholders. However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of May 10, 2016 have voted in favor of the foregoing proposal by written consent, and having sufficient voting power to approve such proposal through their ownership of capital stock, no other shareholder consents will be solicited in connection with this Information Statement.

The following shareholders (holding the indicated number of shares) voted in favor of the proposal outlined in this Information Statement:

Shareholder	Class of Stock	Number of Shares	Percentage of Voting Power
Michael Warsinske	Common Stock	9,500,000	79.17%
Mark Noffke	Common Stock	288,799	2.41%

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on June 13, 2016.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held as of the Record Date by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders of the Company pursuant to Section 78.320(2) of the Nevada Revised Statutes.

ABOUT THE INFORMATION STATEMENT

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934 to notify the Company's shareholders as of the close of business on May 10, 2016 (the “Record Date”) of certain corporate actions expected to be taken pursuant to the consents or authorizations of shareholders representing a majority of the Company’s Common Stock.

Shareholders holding a majority of the voting power of the Company's outstanding Common Stock voted in favor of the corporate matter outlined in this Information Statement, which action is expected to take place on or around June 13, consisting of effecting a Reverse Split of all of the outstanding shares of Common Stock of the Company (the “Proposal”).

WHO IS ENTITLED TO NOTICE?

Each outstanding share of Common Stock as of record on the Record Date will be entitled to notice of each matter to be voted upon pursuant to consents or authorizations. Shareholders as of the close of business on the Record Date that held in excess of fifty percent (50%) of the voting power of the Company's outstanding shares of Common Stock voted in favor of the Proposal.

WHAT CONSTITUTES THE VOTING SHARES OF THE COMPANY?

The voting power entitled to vote on the Proposal consists of the vote of the holders of a majority of the voting power of the Common Stock, each of whom is entitled to one vote per share. As of the Record Date, 12,000,000 shares of Common Stock were issued and outstanding.

WHAT CORPORATE MATTERS WILL THE SHAREHOLDERS VOTE FOR, AND HOW WILL THEY VOTE?

Shareholders holding a majority of the voting power of our outstanding stock have voted in favor of the following Proposal:

1.	TO AUTHORIZE A REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY AT A RATIO OF 1 FOR 7.5.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

The affirmative vote of a majority of the voting power of the shares of our Common Stock outstanding on the Record Date is required for approval of the Proposal. A majority of the voting power of the outstanding shares of Common Stock voted in favor of the Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date, certain information known to us with respect to the beneficial ownership of the Company's voting securities by (i) each person who is known by us to own of record or beneficially more than 5% of the outstanding common stock, (ii) each of the Company's directors and executive officers, and (iii) all of the Company's directors and its executive officers as a group.

Name	Office	Shares Beneficially Owned(1)	Percent of Class(2)
Michael Warsinske	CEO and Chairman	9,500,000	79.17%

Mark Noffke	CFO and Director	288,799	2.41%

All officers and directors as a group		9,788,799	81.58%

5% Holders
None.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Based on 12,000,000 shares of the Company’s common stock outstanding on the Record Date.

THE PROPOSAL

TO AUTHORIZE A REVERSE STOCK SPLIT OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY AT A RATIO OF 1 FOR 7.5.

The proposal is to effect a reverse split of all outstanding shares of the Company's Common Stock in a ratio of 1 for 7.5.

Each issued and outstanding share of Common Stock would automatically be changed into a fraction of a share of Common Stock in accordance with the ratio of 1 for 7.5. The par value of the Common Stock would remain unchanged at $0.001 per share, and the number of authorized shares of Common Stock would remain unchanged. Any fractional shares resulting from the Reverse Split will be rounded up to the nearest whole number. The Reverse Split would become effective upon the completion of the review and comment process with FINRA.

Reasons for the Reverse Split

The Board of Directors and the majority shareholders have approved the Reverse Split as a significant feature of an overall reorganization of the Company’s capital structure and a concurrent change in control.  On or about May 10, 2016, the company will enter into a change in control transaction consisting of the following transactions:

(i)

The Company will designate a class of preferred stock to be known as “Series A Preferred Stock.”  The class of Series A Preferred Stock will consist of 19,500,000 shares, par value $0.001 per share.  Series A Preferred Stock will be convertible to common stock at a rate of two (2) shares of common stock for every one (1) share of Series A Preferred Stock.  Series A Preferred Stock will vote together with the common stock on an as-if-converted basis.  Series A Preferred Stock will have no preferred dividend rights and with respect to rights on liquidation, winding up and dissolution, will rank pari passu with the class of common stock.

(ii)

The Company will issue 17,220,000 shares of Series A Preferred Stock to Mr. Joseph Hernandez.  In exchange, Mr. Hernandez will deliver a promissory note in the amount of $210,000 to our CEO, Michael Warsinske.  In turn, and in exchange for the note, Mr. Warsinske will execute a Release and Indemnity Agreement under which he will release us of $415,456.78 owed to him by the Company and indemnify the Company from any liabilities arising prior to the change in control with exception of certain specified liabilities totaling $20,159.57.

Immediately following the change in control, and prior to the effectiveness of the Reverse Split, Mr. Hernandez will own approximately 74.16% of our capital stock on a fully-converted basis.  Further, in connection with the change in control, (i) the existing officers of the Company will resign effective May 10, 2016, (iii) the existing directors of the Company will resign effective upon the tenth day following the Company’s mailing of the Company’s Information Statement on Schedule 14f-1 to its shareholders (the “Effective Date”), (iv) the existing directors will appoint Mr. Hernandez to serve as the sole director of the Company as of the Effective Date, and (v) the existing directors will appoint Mr. Hernandez to serve as President, Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of the Company, effective May 10, 2016.  Please see the Company’s Schedule 14f-1 filed May 10, 2016 for further information regarding the change in control.

Following the effectiveness of the Reverse Split, there will be 1,6000,000 shares of our common stock issued and outstanding.  The Board believes that the Reverse Split, in conjunction with the change in control transactions outlined above, will increase the Company’s opportunities to conduct new acquisitions and to generate new investment by reducing the Company’s issued and outstanding common shares and relieving the Company of substantially all of its existing debt.

The Common Stock issued pursuant to the Reverse Split will be fully paid and non-assessable. All Common Stock issued pursuant to the Reverse Split will have the same par value, voting rights and other rights as existing holders of Common Stock. Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock, which may be issued.

In evaluating the Reverse Split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Split

The immediate effect of a Reverse Split would be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Company's Common Stock. However, the effect of any Reverse Split upon the market price of the Company's Common Stock cannot be predicted, and the history of Reverse Splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Company's Common Stock after the Reverse Split will rise at all, or in exact proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the Reverse Split. Also, as stated above, the Company cannot assure you that a Reverse Split would lead to a sustained increase in the trading price of the Company's Common Stock. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company's business, and general market conditions.

Effects on Ownership by Individual Shareholders

If the Company implements the Reverse Split, the number of shares of Common Stock held by each shareholder would be reduced by dividing the number of shares held immediately before the Reverse Split by 7.5 and then rounding up to the nearest whole share. The Reverse Split would affect the Company's Common Stock uniformly and would not affect any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

Dilutive Effect on Voting Rights of Common Stockholders

The Reverse Split will be conducted only with respect to our common stock, and will not apply to our newly designated Series A Preferred Stock. There is no provision for proportional voting power as between holders of our common stock and holders of our Series A Preferred Stock on a post-split basis. Therefore, as a result of the Reverse Split, the proportional shareholder voting power of holders of our common stock will be diluted in comparison to the voting power of the holders of our newly designated Series A Preferred Stock. One effect of the Reverse Split will be to further concentrate voting control of the Company in the hands of Mr. Hernandez, who is acquiring control of the Company as described above. Following the Reverse Split, there will be 1,600,000 shares of common stock issued and outstanding. The new Series A Preferred shares will not be affected by the Reverse Split, however, and Mr. Hernandez will, upon completion of the change in control, hold 34,440,000 shareholder votes in his capacity as a holder of Series A Preferred Shares. As shown in the table below, this will constitute approximately 95.56% of the post-split shareholder voting power upon effectiveness of the Reverse Split.

Class	Number of Shares Pre-Split	% Voting Power Pre-Split	Number of Shares Post-Split	% Voting Power Post-Split
Common	12,000,000	25.84%	1,600,000	4.44%
Series A Preferred(1)	17,220,000	74.16%	17,220,000	95.56%

(1) Series A Preferred shares are convertible to shares of common stock on a two-for-one basis and vote on an as-converted basis. Thus, Mr. Hernandez’s 17,220,000 shares of Series A Preferred Stock are entitled to 34,440,000 votes.

Interest of Certain Persons in Matters to be Acted Upon

Immediately prior to the Reverse Split and the change in control transactions described above, Michael Warsinske was our CEO, director, and controlling shareholder, holding 9,500,000 shares, or 79.17% of our common stock.  As described above, Mr. Warsinske will forgive $415,456.78 in debt owed to him by the Company and in turn receive a $210,000 note from Mr. Hernandez. This represents a substantial reduction in the debt held by Mr. Warsinske and his shares will be reduced, together with all other outstanding shares of common stock, at a ratio of 1 for 7.5 as a result of the Reverse Split.  As controlling shareholder, Mr. Warsinske has voted in favor of the Reverse Split in order to increase the Company’s opportunities to conduct new acquisitions and to generate new investment by reducing the Company’s issued and outstanding common shares and, by way of the concurrent change in control, to relieve the Company of substantially all of its existing debt.  With regard to the Reverse Split and other corporate matters, however, the views and interests of Mr. Warsinske, as controlling shareholder, may differ from the views and interests of the other stockholders. Our CFO and director Mark Noffke does not have a substantial interest in the Reverse Split.

Other Effects on Outstanding Shares

If the Reverse Split were implemented, the rights of the outstanding shares of Common Stock would remain the same after the Reverse Split.

The Reverse Split may result in some shareholders owning "odd-lots" of less than 1,000 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 1,000 shares.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed Reverse Split would not affect the registration of the Common Stock under the Securities Exchange Act.

Authorized Shares of Common Stock

The Reverse Split, if implemented, would not change the number of authorized shares of the Company's Common Stock as designated by the Company's Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance of the Company's Common Stock would increase.

Fractional Shares

The Company will not issue fractional shares in connection with any Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded up to the nearest whole share.

Accounting Consequences

The par value of the Company's Common Stock would remain unchanged at $0.001 per share after the Reverse Split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other material accounting consequences would arise as a result of the Reverse Split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the Reverse Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of the shareholder. Each shareholder is urged to consult with the shareholder's own tax advisor with respect to the consequences of the Reverse Split.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split would be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares would include the period during which the shareholder held the pre-split shares surrendered in the Reverse Split.

The Company's beliefs regarding the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

Vote Required; Manner of Approval

Approval of a Reverse Split requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company.

APPROVAL OF A 1 FOR 7.5 REVERSE SPLIT.

On May 10, 2016, shareholders holding a majority of the voting power of the outstanding Common Stock of the Company approved a reverse split of the Company’s issued and outstanding Common Stock on a 1 for 7.5 basis. The Company currently has authorized (i) Common Stock of 100,000,000 shares and 12,000,000 shares of Common Stock are issued and outstanding as of the Record Date and (ii) Preferred Stock of 20,000,000 shares, of which 19,500,000 shares are designated as Series A Preferred Stock.  17,220,000 shares will be issued to Mr. Hernandez as described above.  Upon the effectiveness of the Reverse Split, the Company’s issued and outstanding Common Stock will decrease to approximately 1,600,000.

Reverse Split. Upon the effectiveness of the Reverse Split, every 7.5 outstanding shares of Common Stock shall be combined into and be eligible for exchange into one (1) share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in the Articles of Incorporation. The capital of the Corporation will not be changed.

Forward-Looking Statements and Information

This Information Statement includes forward-looking statements. You can identify our forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "predicts," "estimates" and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each shareholder receiving this Information Statement a copy of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements and financial statement schedule information included therein, as filed with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Reverse Split to the shareholders holding majority of the voting power.

By Order of the Board of Directors,
By: /s/ Joseph Hernandez
Name: Joseph Hernandez
Its: President and Chief Executive Officer